KBL Healthcare Acquisition Corp. III Proposed Business Combination
with PRWT Services, Inc. Terminated

NEW YORK, NEW YORK, July 16, 2009 – KBL Healthcare Acquisition Corp. III (“KBL”) (NYSE AMEX: KHA, KHA.U, KHA.WS), a specified purpose acquisition company (SPAC), today announced the termination of the proposed business combination with PRWT Services, Inc. (“PRWT”) because certain conditions necessary to consummate the transaction would not be met and were not going to be waived by the parties.  Accordingly, the KBL stockholders meeting scheduled for July 16, 2009 and postponed to July 17, 2009 to consider the Merger has been cancelled.

As a result of the merger not being consummated, KBL will be liquidated.  Pursuant to the Delaware General Corporation Law, KBL will pay or make reasonable provision for all existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to KBL, and will provide compensation for any claims that have not been made known to KBL or that have not arisen but that, based on facts known to KBL at this time, are likely to arise or to become known to KBL within 10 years after such date. KBL cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made.  Without taking into account any potential claims, it is anticipated that the per-share liquidation price will be approximately $7.8466.

In accordance with KBL’s amended and restated certificate of incorporation and the terms of its initial public offering, no payments will be made in respect of KBL’s outstanding warrants (which will expire worthless on July 19, 2009) or to any of KBL’s initial stockholders with respect to the shares owned by them prior to the initial public offering.  In addition, the underwriters of KBL’s initial public offering will forfeit any rights or claims to their deferred underwriting discounts and commissions held in the trust account.

As a result of the termination, the NYSE Amex is expected to suspend the trading of KBL’s units, common stock and warrants.

Any further questions regarding KBL’s liquidation should be directed to Shareholder Services at Continental Stock Transfer & Trust Company at (212) 509-4000.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of KBL’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contact:

INVESTOR RELATIONS:
The Equity Group Inc.
Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com